EXHIBIT 3.1
                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                         CHEQUEMATE INTERNATIONAL, INC.



                  We, the undersigned officers of the corporation, under the Revised Utah Business Corporations Act (hereinafter call the "Act") adopt the following Restated Articles of Incorporation for such corporation pursuant to the action of the Board of Directors as authorized under Section 16-10a-1002 of the Act.


                                    ARTICLE I

                  The name of this corporation is Chequemate International, Inc. (the "Corporation").


                                   ARTICLE II

                  The Corporation is organized to engage in any lawful act or activity for which corporations may be organized under the Act.


                                   ARTICLE III

                  The total authorized number of shares of the Corporation is Five Hundred Million (500,000,000) shares of the par value of $0.0001 per share.


                                   ARTICLE IV

                  To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, no director shall be personally liable to the Corporation or its shareholders for monetary damages except for liability for
(a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders, (c) a violation of Section 16-10a-841 relating to the liability of directors for unlawful distributions, or (d) an intentional violation of criminal law. To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, the Corporation shall indemnify its officers and directors as provided in Section 16-10a-901 et seq., U.C.A.


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                                    ARTICLE V

                  The Corporation reserves the right to amend, alter, change, or repeal any provision of these Articles, in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.

                  IN WITNESS WHEREOF, the President and Secretary of the Corporation have executed the Restated Articles of Incorporation of Chequemate International, Inc. and certify to the truth of the facts herein stated, this 26th day of May, 1999.

                                                  CHEQUEMATE INTERNATIONAL, INC.


                                                  By /s/ T. A. Lassetter
                                                     -------------------
                                                     Ted Lassetter, President


                                                  By /s/ Steven Anderson
                                                     --------------------
                                                     Steve Anderson, Secretary



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